EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated September 12, 2012, is by and between Transgenomic, Inc., a Delaware corporation (the “Company”), and Mark Colonnese (“Employee”).

WHEREAS, the parties wish to establish the terms of Employee’s employment with the Company, effective as of the Effective Date.

ACCORDINGLY, the parties agree as follows:

Section 1. Effective Date; Position; Term. This Agreement shall be deemed effective on August 28, 2012 (the “Effective Date”). The Company shall elect Employee as its Executive Vice President and Chief Financial Officer effective with the date of this Agreement. The term of the Agreement will begin effective as of the Effective Date and terminate on the earlier to occur of (a) termination pursuant to Section 9, or (b) the date that is thirty (30) days following delivery of written notice of termination of this Agreement, for any reason or no reason, by Employee to the Company.

Section 2. Position and Duties. During the term of this Agreement:

(a) Employee shall have the normal responsibilities, duties and authorities of Executive Vice President and Chief Financial Officer of the Company described in its bylaws and such other reasonable duties as may be assigned to him by the Chief Executive Officer and/or the Board of Directors of the Company (the “Board”) from time to time; and

(b) Employee shall report to the Chief Executive Officer, Employee shall perform faithfully the executive duties assigned to him to the best of his ability in a diligent, trustworthy, businesslike and efficient manner and will devote his full business time and attention to the business and affairs of the Company and its subsidiaries and affiliates and will not engage in any other employment, occupation, consulting or other business activity unless authorized in writing by the Chief Executive Officer of the Company; provided, however, that Employee may serve as a director of or a consultant to nonprofit corporations, civic organizations, professional groups and similar entities.

Section 3. Basic Compensation. As compensation for his services hereunder, the Company shall pay to Employee a base salary of $275,000 per year (the “Initial Base Salary”). Employee’s base salary will be reviewed by the compensation committee of the Board (the “Compensation Committee”) on an at least an annual basis and may be increased as determined by the Compensation Committee. The Initial Base Salary, as may be increased pursuant to this Section 3, is referred to as the “Base Salary.” The Base Salary shall be payable in equal semi-monthly installments or as otherwise may be mutually agreed upon and shall be subject to any payroll or other deductions as may be required to be made pursuant to law, government order, or otherwise by agreement with, or consent of, Employee.

Section 4. Bonus. In addition to the Base Salary, Employee shall be eligible to receive an annual bonus of up to 50% of the Base Salary with an opportunity for an additional 15% for achieving stretch goals (which may be pro-rated for 2012) based on Employee’s performance in conjunction with specific mutually agreed goals and objectives and formulas determined by the Compensation Committee in its sole discretion prior to each calendar year. Bonuses, if any, will be payable at such time or times during or following each calendar year as shall be determined by the Compensation Committee in its sole discretion. Any bonus for 2012 will be based upon a plan prepared by the Chief Executive Officer and approved by the Compensation Committee within sixty (60) days of the Effective Date of this Agreement. Notwithstanding anything to the contrary in this Agreement, Employee shall not be entitled to receive any annual bonus (or any portion thereof) for any year during the term of this Agreement if Employee is no longer employed by the Company pursuant to this Agreement at the end of the year that such annual bonus is to be paid with respect to such year.

Section 5. Participation in Employee Benefit Plans. Employee will be entitled to participate in all of the Company’s salaried employee benefit plans and programs, subject to the terms and conditions of each such employee benefit plan or program and to the extent commensurate with his position as Executive Vice President and Chief Financial Officer.

Section 6. Other Benefits.

(a) Vacation. Employee shall be eligible at hire for 4 weeks (160 hours) of vacation per calendar year (pro-rated for 2012).

(b) Directors and Officers Insurance. The Executive Vice President and Chief Financial Officer position is a covered position under the Company’s corporate directors & officers insurance policy.

(c) House Hunting. The Company will reimburse Employee for reasonable and documented travel and lodging expenses incurred by Employee and his spouse in connection with no more than two house-hunting trips totaling not more than ten (10) days of lodging in the aggregate for the express purposes of finding a new residence in the New Haven, CT metropolitan area.

(d) Relocation Assistance. The Company will reimburse Employee for reasonable moving expenses incurred within twelve (12) months from the Effective Date in connection with relocation to the New Haven, CT metropolitan area.

(e) Temporary Housing. Until Employee establishes permanent residence in the New Haven, CT metropolitan area but for a period of no longer than (90) days, the Company shall provide temporary housing.

(f) Closing Costs. The Company will reimburse Employee for closing costs on the sale of Employee’s primary residence in Georgia. The Company will pay reasonable and documented closing costs on the primary residence Employee purchases in the New Haven, CT metropolitan area.

(g) All relocation expenses reimbursed by the Company that are not deductible by Employee on his personal federal income tax return will be grossed up for federal, state and local income tax purposes.

Section 7. Business Expenses. The Company shall reimburse Employee for all reasonable and documented expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

Section 8. Stock Options and Option Shares. The Company will grant Employee, promptly following the date hereof, an option to purchase 250,000 shares (the “Option”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), under the Transgenomic, Inc. 2006 Equity Incentive Plan (the “2006 Plan”), a copy of which has been provided to the Employee. The terms of the Option will be subject to the terms and conditions of the 2006 Plan and in the applicable stock option agreement and grant document for the Option (collectively, the “Option Documents”). The Option shall vest in full contingent upon, and effective as of immediately prior to, a Change in Control (as defined in the 2006 Plan).

Section 9. Termination of Employment.

(a) Death or Disability. This Agreement shall be deemed terminated upon Employee’s date of death or the date Employee is given written notice that Employee has been determined to be disabled by the Company. For purposes of this Agreement, Employee shall be deemed to be disabled if Employee, as a result of illness or incapacity, shall be unable to perform substantially Employee’s required duties for a period of one hundred eighty (180) consecutive days with or without accommodation; provided, however, that if Employee, after being unable to perform substantially Employee’s required duties for a period of less than one hundred eighty (180) consecutive days as a result of illness or incapacity returns to active duty for less than thirty (30) days, the period of such active duty will be disregarded in determining whether the 180 consecutive day threshold has been accumulated (although it will not be accumulated as part of the 180 day period). A termination of Employee’s employment by the Company for disability shall be communicated to Employee by written notice and shall be effective on the tenth (10th) business day after receipt of such notice by Employee, unless Employee returns to full-time performance of Employee’s duties before such tenth (10th) business day.

(b) Termination by Company for Just Cause. This Agreement may be terminated immediately for Just Cause (as defined below) by the Company before the expiration of the term provided for herein if, during the term of this Agreement, Employee (i) materially violates the provisions of Sections 11 or 12 below or provisions of the non-competition or confidentiality agreements between the Company and Employee; (ii) is convicted of, or pleads nolo contendere to, any crime involving dishonesty or misuse or misappropriation of money or other property of the Company or any felony; (iii) exhibits repeated willful or wanton failure or refusal to perform, or substantial disregard of, his duties in furtherance of the Company’s business interest or in accordance with this Agreement, which failure, refusal or disregard is not remedied by Employee within thirty (30) days after notice from the Company; (iv) commits any fraud or other act of willful misconduct against the Company, which materially adversely affects the business or reputation of the Company or intentionally takes any other action materially detrimental to the best interests of the Company; or (v) commits an act of gross misconduct, or any act involving gross moral turpitude, which materially adversely affects the business or reputation of the Company (all of the foregoing clauses (i) through (v) constituting reasons for termination for “Just Cause”). In the event of a termination for Just Cause, the Company may by written notice immediately terminate Employee’s employment with the Company and, in that event, the Company shall be obligated only to pay Employee the compensation due him up to the date of termination, all accrued, vested or earned benefits under any applicable benefit plan and any other compensation to which Employee is entitled under this Agreement up to and ending on the date of Employee’s termination.

(c) Other Termination by the Company. The Company may terminate this Agreement for any reason or no reason at any time upon thirty (30) days’ advance written notice to Employee; provided that in the event this Agreement is terminated by the Company outside of Employee’s death or disability for other than Just Cause, Employee shall be entitled to receive a severance payment (the “Severance Payment”) equal to nine (9) months of the Base Salary and any earned but unpaid bonus, conditioned on Employee executing the Company’s standard form severance and release agreement. The Severance Payment will be paid to Employee over a period of nine (9) months in the manner described in Section 3 and will be subject to applicable income tax withholding consistent with the Company’s normal payroll practices. Additionally, if Employee is terminated by the Company as part of a Change in Control (as defined in the 2006 Plan), Employee will be entitled to the Severance Payment.

(d) Effect of Breach of Noncompetition Provisions. In the event Employee breaches or otherwise fails to comply with the provisions of Section 11, 12 or 13 below in any material respect, then, in addition to any other remedies provided herein or at law or in equity, the Company shall have the right to require the immediate return of any Severance Payment made to Employee. Return of such Severance Payment pursuant to the preceding sentence shall not relieve Employee of his obligations pursuant to Sections 11, 12 and 13 below and the return of such Severance Payment shall not limit or otherwise impair any additional remedies otherwise available to the Company as a result of Employee’s breach or other failure.

Section 10. Assignment and Succession.

(a) The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its respective successors and assigns, and Employee’s rights and obligations hereunder shall inure to the benefit of and be binding upon his successors and permitted assigns, whether so expressed or not.

(b) Employee acknowledges that the services to be rendered by him hereunder are unique and personal. Accordingly, Employee may not pledge or assign any of his rights or delegate any of his duties or obligations under this Agreement without the express prior written consent of the Board.

(c) The Company may not assign its interest in or obligations under this Agreement without the prior written consent of Employee.

Section 11. Confidential Information.

(a) Company Information. Employee agrees at all times during the term of his relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm, corporation or other entity without written authorization of the Board, any Confidential Information (as defined below) which Employee obtains or creates, by whatever means. Employee understands that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, data, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom Employee called or with whom Employee became acquainted during the relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to Employee by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by Employee during the period of the relationship, whether or not during working hours. Employee understands that “Confidential Information” includes, but is not limited to, information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or is proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. Employee further understands that “Confidential Information” does not include any of the foregoing items which have become publicly and widely known and made generally available through no wrongful act of Employee or of others who were under confidentiality obligations as to the item or items involved. In addition to the foregoing, and as a condition of employment, Employee agrees to execute and abide by the Employee Confidentiality Agreement attached hereto as Exhibit A (the “ECA Agreement”).

(b) Former Employer Information. Employee represents that as an employee of the Company, he has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or trust prior or subsequent to the commencement of Employee’s relationship with the Company, and Employee will not disclose to the Company, or induce the Company to use, any inventions, confidential or proprietary information or material belonging to any previous employer or any other party. During Employee’s employment by the Company, Employee will use in the performance of Employee’s duties only information which is generally known and used by persons with training and experience comparable to Employee’s own, common knowledge in the industry, otherwise legally in the public domain, or obtained or developed by the Company or by Employee in the course of Employee’s work for the Company.

(c) Third Party Information. Employee recognizes that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee’s work for the Company consistent with the Company’s agreement with such third party.

Section 12. Return of Company Property and Documents. Employee agrees that, at the time of termination of his relationship with the Company, he will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, computers, cell phones, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any aforementioned items developed by Employee pursuant to the relationship or otherwise belonging to the Company, its successors or assigns. Employee agrees to represent in writing to the Company upon termination of his relationship with the Company for any reason that he has complied with the provisions of this Section 12. Employee further agrees that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

Section 13. Noncompetition; Nonsolicitation. Independent of any obligation under any other contract or agreement between Employee and the Company, while Employee is employed with the Company and for a period of nine (9) months following the termination of Employee’s employment relationship with the Company, Employee shall not, directly or indirectly, whether as an individual for his own account, or for or with any other person, firm, corporation, partnership, joint venture, association, or other entity whatsoever, which is or intends to be engaged in the genetic testing business and, more particularly, in the clinical laboratory, pharmacogenetics or diagnostics business; provided, however, that the restrictions set forth in this clause shall not apply to involvement that consists solely of being a passive investor that “beneficially owns,” as such term is used in Rule 13d-3 promulgated under the Exchange Act, 2% or less of the outstanding securities of any class of securities issued by a publicly-traded entity:

(a) Solicit, interfere with, or endeavor to entice away from the Company, any person, firm, corporation, partnership, or entity of any kind whatsoever, which was or is a client or licensor of the Company or for which the Company performed services, with respect to any business, product or service that is competitive to the products or services offered by the Company, or under development by the Company, as of the date of the termination of Employee’s relationship with the Company. This restriction shall apply only to such clients or licensors of the Company that Employee serviced, solicited or had material contact with at any time during the one (1) year prior to the separation of Employee’s relationship with the Company, either as an independent contractor or as an employee of the Company;

(b) Hire, solicit, encourage or endeavor to induce any of the Company’s employees or consultants to terminate their relationship with the Company, or take away such employees or consultants, or attempt to hire, solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for Employee or for any other person or entity;

(c) Induce or attempt to induce any supplier, licensee or other business relation of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such supplier, licensee or business relation and the Company;

(d) Make any written or oral statements or disclosures, or cause or encourage any other person or entity to make any written or oral statements or disclosures, that defame, disparage or in any way criticize the Company or the reputation, practices or conduct of the Company; or

(e) Engage as an officer, director, joint venturer, employee, independent contractor, consultant, adviser, sales representative, or owner or stockholder in, or as an investor (whether through debt or equity) in, any business or otherwise participate in, assist, aid or advise in any way, contribute any capital or make any advances or loans to, take any profit-sharing percentage or ownership interest in, or receive any income, compensation or consulting fees from, any person, business or enterprise that is adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

Section 14. Business Opportunity. Employee represents and acknowledges that the foregoing restrictions will not prevent him from obtaining gainful employment in his field of expertise or cause him undue hardship; and that there are numerous other employment opportunities available to him that are not affected by the foregoing restrictions. Employee further acknowledges that the foregoing restrictions are reasonable and necessary, in order to protect the Company’s legitimate interests, and that any violation thereof would result in irreparable injury to the Company.

Section 15. Conflict of Interest Policies. Employee shall diligently adhere to the Company’s Conflict of Interest Policy as adopted by the Board and in effect from time to time.

Section 16. Arbitration and Equitable Remedies.

(a) Except as provide in Section 16(b) hereof, the parties agree that any dispute or controversy arising out of, relating to, or concerning the interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration to be held in Omaha, Nebraska, in accordance with the Employment Dispute Resolution rules of the American Arbitration Association then in effect. The arbitrator may grant injunctions or other relief in such dispute or controversy and the decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Company and Employee agree that the costs and expenses of such arbitration shall be paid by the party that the Arbitrator rules against (and if the Arbitrator rules against each party, in part, each party shall pay one-half of such costs and expenses), and each shall separately pay the fees and expenses of their respective legal counsel.

THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP.

(b) Notwithstanding paragraph (a) of this Section 16, the parties agree that, in the event of the breach or threatened breach of Sections 11, 13 or 14 of this Agreement by Employee, monetary damages alone would not be an adequate remedy to the Company and its subsidiaries for the injury that would result from such breach, and that the Company and its subsidiaries shall be entitled to apply to any court of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of such provisions of this Agreement. Employee further agrees that any such injunctive relief obtained by the Company or any of its subsidiaries shall be in addition to monetary damages.

Section 17. Indemnification. The Company agrees to indemnify and hold harmless Employee to the degree, and subject to the conditions, set forth in the Company’s Certificate of Incorporation and Bylaws and Delaware law.

Section 18. Entire Agreement. This Agreement, together with the ECA Agreement and the Option Documents, represents the entire agreement between the parties relating to the subject matters covered hereby and shall supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way and shall not be amended or waived except in a writing signed by the parties hereto.

Section 19. Notices. Any notice or request required or permitted to be given hereunder shall be in writing and will be deemed to have been given (a) when delivered personally, sent by telecopy (with hard copy to follow) or overnight express courier or (b) five days following mailing by certified or registered mail, postage prepaid and return receipt requested, to the addresses below unless another address is specified by such party in writing:

To the Company:	Transgenomic, Inc.
12325 Emmet Street
Omaha, NE 68164
Attention: Chairman of the Board
Telephone: (402) 452-5400
Telecopy: (402) 452-5447

To Employee:	Mark Colonnese
[***************]
[***************]
[***************]

Section 20. Headings; Section References. The section headings herein are for convenience of reference only and shall not define or limit the provisions hereof. Section references contained in this Agreement refer to sections of this Agreement.

Section 21. Applicable Law. The corporate law of the State of Delaware will govern all questions concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflict of interest principles.

Section 22. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held prohibited by, invalid or unenforceable in any respect under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 23. Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of the Company and Employee.

Section 24. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

Section 25. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

Section 26. Employee Representations. Employee hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he is bound, (b) Employee is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity, and (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms.

Section 27. Disclosure. If Employee becomes employed or otherwise engaged by another employer, Employee shall be required to disclose to such employer Employee’s obligations to the Company pursuant to Sections 11, 12 and 13, and Employee hereby consents to the Company’s disclosure of same to such employer.

Section 28. Survival. Sections 11, 12, 13, 16, 17, 19-24, 27 and this Section 28 shall survive and continue in full force in accordance with their terms notwithstanding any termination or expiration of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Employment Agreement to be signed by its duly authorized officer and Employee has signed this Agreement.

TRANSGENOMIC, INC.

By /s/ Craig J. Tuttle
Name: Craig J. Tuttle
Title: President and Chief Executive Officer

EMPLOYEE

/s/ Mark Colonnese
Mark Colonnese

Exhibit A

ECA Agreement

TRANSGENOMIC
transforming the world

EMPLOYEE CONFIDENTIALITY AGREEMENT

In consideration for employment by TRANSGENOMIC, Inc. ("TRANSGENOMIC"), Mark P. Colonnese ("Employee") hereby agrees to observe and be bound by the provisions of this Agreement, as well as all other rules and policies which TRANSGENOMIC may announce from time to time.

Definitions

As used in this Agreement, the following terms have the following definitions:

"TRANSGENOMIC Inventions" shall mean all technological, financial, operating and training ideas, processes and materials relating to TRANSGENOMIC, its products or business development plans, specifically including, but not limited to, all inventions, discoveries, improvements, enhancements, computer programs, written materials and developments that Employee may develop or conceive of while employed by TRANSGENOMIC, alone or working with others, during or after working hours, with or without the resources of TRANSGENOMIC. A TRANSGENOMIC invention will be deemed to exist if it is the result or by-product of work done by the Employee for TRANSGENOMIC, or results in or contributes significantly to a product, methodology, design, strategy or concept that would have commercial value to TRANSGENOMIC in TRANSGENOMIC's existing business or business plans, regardless of whether it is technically eligible for protection under patent, copyright or trade secret law.

"Confidential Information" shall mean any data or information that is not generally known by the public, and shall include, without limitation, designs, drawings, models, prototypes, computer software, and related documentation and information, proprietary data and derivative works, as well as the research, development, trade secrets, products, manufacturing processes, testing protocols and their supporting documents, business affairs, marketing plans and pricing strategy, financial and other information of TRANSGENOMIC, its employees, subsidiaries, affiliates and agents.

"Confidential Information" also includes any client/patient's medical information under the Health Insurance Portability and Accountability Act of 1996 (HIPPAA) which Transgenomic has access to, receives, generates, or reports which has not been de-identified.

Ownership of TRANSGENOMIC Inventions

Employee agrees that Employee shall promptly disclose to TRANSGENOMIC all TRANSGENOMIC Inventions, and that all TRANSGENOMIC Inventions shall be the exclusive right and property of TRANSGENOMIC, both during and following the term of employment. Employee shall promptly make available to TRANSGENOMIC any work papers, designs, drawings, prototypes, models, diskettes or other tangible incidents of TRANSGENOMIC Inventions. Employee agrees to execute such documents as TRANSGENOMIC may deem necessary or desirable to assert or protect TRANSGENOMIC's ownership of TRANSGENOMIC Inventions.

Confidentiality

Employee agrees that Employee shall not use, disclose or permit any person to obtain any Confidential Information, except as specifically authorized in writing by TRANSGENOMIC or as necessary in the performance of Employee's duties for TRANSGENOMIC.

General Terms

The obligations of Employee pursuant to this Agreement shall survive the termination of Employees' employment by TRANSGENOMIC for a period of ten (10) years from the date of such termination.

This Agreement has been executed in and shall be governed by the laws of the State of Nebraska.

If any provision of this Agreement is held to be invalid or unenforceable by any judgment of a Court of competent jurisdiction, the remainder of this Agreement shall not be affected by such judgment, and the Agreement shall be carried out as nearly as possible according to the original terms and intent.

This Agreement shall be limited to the specific provisions set forth herein. Nothing contained herein shall be construed or deemed to provide a guarantee of employment for a specific duration or to modify in any way the employment at will relationship between Employee and TRANSGENOMIC.

TRANSGENOMIC, Inc.

Dated: 8/23, 2012	Dated: August 24, 2012
[signature]	By: [signature]
Employee	Its: HR Manager